Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Euronet Worldwide, Inc. of our report dated February 6, 2004 relating to the financial statements of transact Elektronische Zaklungssysteme GmbH, Martinsried, which appears in the Current Report on Form 8-K/A of Euronet Worldwide, Inc., filed on February 9, 2004. We consent to the use of the aforementioned report in such Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Grant Thornton GmbH

Hamburg, Germany

January 24, 2005

Grant Thornton GmbH Wirtschaftsprufungsgessellschaft

/s/ Dr. Kirnberger	/s/ Fleischmann
Wirtschaftsprufer	Wirtschaftssprufer